Exhibit 99.1

PRESS RELEASE

NEWS RELEASE

Company Contact:	Investor Relations Contact:

Jim Groh	Crocker Coulson
+1-843-277-0024	+1-310-477-9800, ext. 103
jim@bakbattery.com	crocker.coulson@ccgir.com

CBAK Battery Reports Third Quarter Fiscal 2006 Financial Results

•     Revenue rises 38% to $33.4 million

•    Net income increases 34% to $ 4.7 million

Shenzhen, China – August 22, 2006 – China BAK Battery, Inc. (“China BAK”, or “BAK”) (Nasdaq: CBAK), one of the largest lithium-ion battery cell manufacturers in China and in the world, today announced financial results for the third quarter of fiscal 2006 (“FY06”) ended June 30, 2006.

Recent Achievements and Highlights

•	Sales of high power battery cells to A123 Systems exceed expectations in the third quarter of FY06, customer requests increases in monthly production

•	Began construction of a battery pack assembly line to supply fully assembled lithium phosphate batteries to A123

•	Approved as a supplier of mobile phone cells for original equipment manufacturer (“OEM”) BenQ Siemens. The company is currently in the process of negotiating a business arrangement with BenQ Siemens

•	Installed new automated production capabilities on mobile phone cell products driving further reductions in cost and improvements in process control capabilities. This new capability will increase the company’s competitive posture to the premier cell phone OEM’s

•	Launched new automated production line for laptop cells , currently negotiating with a number of prospective customers

•	Company affirms full-year guidance of net income of approximately $24.0 million

Third Quarter FY06 Financial Results

Revenues for the third quarter of FY06 were $33.4 million, up 38.3% from $24.2 million in the third quarter of fiscal 2005 (FY05), but down 12.6% sequentially from the quarter ended March 31, 2006. The sequential decrease was due to a seasonal decline in sales of steel-case and aluminum -case battery cells in the quarter, which declined 35.5% and 26.3%, respectively,

China BAK Battery Inc.	Page 1 of 7

from the second quarter of FY06. These declines were offset by strong growth in sales in other business segments. Sales of high-power lithium-phosphate cells increased twofold from the second quarter of FY06, and comprised 22.3% of total revenues.

Gross profit for the third quarter of FY06 was $8.5 million, up 29.6 % from $6.6 million in the third quarter of FY05, but down 30.6% from the second quarter of FY06. Gross margin was 25.4% in the third quarter of FY06, compared to 27.1% in the year ago period and 32.0% in the second quarter of FY06. This decline was mainly attributable to two factors: lower than expected revenues resulted in unabsorbed manufacturing expenses; an increase in fixed expenses for manufacturing capacity of new products which are in their early stages of volume ramp up.

Commenting on the quarter, Xiangqian Li, China BAK’s Chief Executive Officer, said, “Our quarterly results were adversely impacted by unanticipated seasonal changes in demand in the replacement battery market. In the past, our revenue growth has been limited by our manufacturing capacity rather than changes in customer demand. Since this was the first quarter we were not subject to capacity constraints, we were more susceptible to the seasonality inherent in our business. We have recently seen demand in the replacement battery market improve, and expect shipments to increase significantly as we move into the latter half of the calendar year.”

Mr. Li continued, “We are encouraged by the increased revenue contribution which resulted from our growth initiatives – both product and market based. We believe these initiatives will result in greater profitability as we scale to higher volume production. We believe that the opportunities for profitable growth remain attractive in the various lithium power markets. We fully intend to position BAK as a global leader in quality and cost.”

Operating expenses totaled $3.5 million during the third quarter of FY06, up 31.3% from $2.7 million in the third quarter of FY05. Operating expenses include $0.5 million in share-based compensation expenses related to the adoption of SFAS 123(R) and costs associated with being a public company. Research and development expenses also increased, reflecting additional staff as well as higher depreciation expenses related to the company’s investment in automating its production lines.

Operating income for the third quarter of FY06 was $5.0 million, an increase of 28.5 % over operating income of $3.9 million reported a year ago. Operating margin for the third quarter of FY06 was 15.0%, as compared to 16.2% in the third quarter of FY05.

Net income was $4.7 million in the third quarter of FY06, up 33.6% over $3.5 million in the third quarter of FY05. Diluted earnings per share for the third quarter FY06 was $0.09, compared to $0.09 per diluted share in the year ago period.

Nine Months FY06 Financial Results

For the first nine months of FY06 ended June 30, 2006, revenues increased 30% to $97.7 million, compared to $75.2 million for the first nine months of FY05. Operating income was $16.7 million, up 66.8% over operating income of $10.0 million reported in the first nine months of FY05. Operating margin was 17.1%, as compared to 13.3% in the first nine months of FY05. Net income was $15.4 million, an increase of 77.7% over $8.7 million in the first nine months of FY05. Diluted earnings per share were $0.31, compared to $0.23 per diluted share in the first nine months of FY05.

China BAK Battery Inc.	Page 2 of 7

Financial Condition

At June 30, 2006, China BAK had $6.3 million in cash, and working capital of $15.0 million, reflecting a current ratio of 1.12:1. Days sales outstanding (DSO) were 156 for the third quarter of FY06. “We are focused on improving the efficiency of our working capital management and carefully managing our capital expenditures to meet forecasted demand,” commented Mr. Li. Total debt stood at $53.2 million and stockholders’ equity totaled $109.0 million. As of June 30, 2006, the company had approximately $28.2 million available under its short term credit facilities.

Business Outlook

Based on current production output, anticipated sales of new products and customer orders, the company affirmed its guidance for FY 2006 net income of $24.0 million.

“We believe that we are strategically positioned to capture opportunities in the global battery marketplace by leveraging our highly efficient, high output manufacturing and growing our presence with new OEM end-markets and innovative products that will support higher margins. As we move into our fourth quarter, we have already seen a solid upturn in bookings from the replacement battery market and are on track to increase capacity utilization at our new facilities. The recent launch of our automated production line for cylindrical lithium -ion battery cells illustrates our strategic direction. Given the continued growth in portable electronics, BAK is positioned to be a leading provider of low-cost, high-quality, lithium ion battery cells,” Mr. Li concluded.

Conference Call

China BAK Battery Inc. has scheduled a conference call to discuss its results and business outlook at 10:00 am EDT on Wednesday, August 23, 2006, to discuss results for the third quarter ended June 30, 2006. Participating in the conference call will be Xiangqian Li, China BAK’s President and Chief Executive Officer, Yongbin Han, the Chief Financial Officer and Dr. Huanyu Mao, China BAK’s Chief Operating Officer and Chief Technology Officer. Also participating on the call will be Jim Groh, the Company’s U.S. based representative and Gerry Pascale, the Company’s financial analyst.

To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (888) 481-7939. International callers should dial (617) 847-8707. The pass code for the call is 49035615. A replay will be available on Wednesday, August 23 at 12:00 p.m. EDT, through Wednesday, August 30 at 12:00 p.m. EDT. To access the replay dial (888) 286-8010 and enter the conference ID number 49035615.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties on the CBAK website at http://www.bak.com.cn/. To listen to the live webcast, please go to the CBAK website at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on CBAK’s website for 90 days.

Restatement of Financial Statements

Certain financial statements contained in this release have been restated to correct misstatement related the proper capitalization of interest expenses in the Company’s financial statements for the fiscal years ended September 30, 2003, 2004 and 2005. The restatement

China BAK Battery Inc.	Page 3 of 7

also corrects misstatement related to the provision for staff and workers’ bonus and welfare fund, classification of contributions to a social insurance plan, foreign currency translation adjustments, amortization of lease prepayments and other receivables, accrued expenses and other expenses.

About China BAK Battery Inc.

China BAK Battery, Inc. is one of the largest manufacturers of lithium-based battery cells in China and in the world. It produces battery cells that are the principal component of rechargeable batteries commonly used in cellular phones, notebook computers, cordless power tools and portable consumer electronics, such as digital media devices, portable media players, portable audio players, portable gaming devices and PDAs. China BAK Battery, Inc.’s 1.9 million square feet facilities are located in Shenzhen, PRC, and have been recently expanded to produce new products. China BAK Battery, Inc. is the largest manufacturer of lithium-ion battery cells for China’s cellular phone replacement battery market.

This press release contains forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All “forward-looking statements” relating to the business of China BAK Battery, Inc. and its subsidiary companies, which can be identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties which could cause actual results to differ. These factors include but are not limited to: risks related to our business and risks related to operating in China. Please refer to our 10-K for specific details on our risk factors. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. The Company’s actual results could differ materially from those contained in the forward-looking statements. The company undertakes no obligation to revise or update its forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

-Financial Tables Follow-

China BAK Battery Inc.	Page 4 of 7

China BAK Battery Inc.

Consolidated Statements of Operations and Comprehensive Income

For the Three Months and Nine Months Ended June 30, 2006 and 2005

(Amounts in thousands, except per share data; unaudited)

	Three Months Ended		Nine Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
		(as restated)		(as restated)
Revenues	$33,397	$24,155	$97,721	$75,159
Cost of revenues	24,899	17,598	69,904	58,004

Gross profit	8,498	6,556	27,817	17,155

Operating expenses :
Research and development costs	477	129	1,436	315
Sales and marketing expenses	1,041	1,078	3,542	2,772
General and administrative expenses	1,962	1,443	6,151	4,066

Total operating expenses	3,480	2,650	11,129	7,153

Operating income	5,018	3,906	16,687	10,002
Finance costs, net	297	78	993	522
Other expenses (income)	1	9	(240)	54

Income before income taxes	4,720	3,819	15,935	9,426

Income taxes	43	318	512	745

Net income	$4,677	$3,501	$15,423	$8,681

Other comprehensive income (loss) - Foreign currency translation adjustment	363	6	1,250	(1)

Comprehensive income	$5,040	$3,501	$16,673	$8,680

Net income per share:
Basic	$0.10	$0.09	$0.32	$0.23

Diluted	$0.09	$0.09	$0.31	$0.23

Weighted average shares outstanding:
Basic	48,878	40,979	48,878	37,013

Diluted	49,273	41,173	49,167	37,042

China BAK Battery Inc.	Page 5 of 7

China BAK Battery Inc.

Consolidated Balance Sheets

(Amounts in thousands, except share data)

	June 30, 2006	September 30, 2005
	(Unaudited)	(as restated)
Assets
Current assets
Cash and cash equivalents	$6,332	$33,056
Pledged deposits	18,957	19,392
Trade accounts receivable, net	56,946	43,864
Inventories	52,610	21,696
Prepayments and other receivables	1,634	2,156

Total current assets	136,479	120,164

Property, plant and equipment, net	90,934	65,751
Lease prepayments, net	3,144	3,155
Intangible assets, net	65	53
Amounts due from related parties	—	272
Deferred tax assets	159	91

Total assets	$230,781	$189,486

Liabilities
Current liabilities
Short-term bank loans	$53,154	$39,545
Accounts and bills payable	54,995	45,119
Accrued expenses and other payables	13,342	14,280

Total current liabilities	121,491	98,944

Deferred tax liabilities	294	233
Total liabilities	121,785	99,177
Shareholders’ equity:
Ordinary shares US$ 0.001 par value; 100,000,000 authorized; 48,878,396 issued and outstanding as of June 30, 2006 and September 30, 2005	49	49
Additional paid-in-capital	69,428	67,416
Statutory reserves	4,826	3,034
Retained earnings	32,437	18,805
Accumulated other comprehensive income	2,256	1,005

Total shareholders’ equity	108,995	90,309

Commitments and contingencies
Total liabilities and shareholders’ equity	$230,781	$189,486

China BAK Battery Inc.	Page 6 of 7

China BAK Battery Inc.

Consolidated Statements of Cash Flows

For the Nine Months Ended June 30, 2006 and 2005

(Amounts in thousands, except per share data; unaudited)

	Nine Months Ended
	June 30, 2006	June 30, 2005
		(as restated)
Cash flow from operating activities	$15,423	$8,681
Net income
Adjustments to reconcile net income to net cash provided by/(used in) operating activities:
Depreciation and amortization	4,296	2,361
Bad debt expense	731	944
Share-based compensation	2,012	—
Deferred income tax	(7)	74
Gain on disposal of trading securities	(279)	—
Changes in operating assets and liabilities:
Trade accounts receivable	(13,776)	(17,273)
Inventories	(30,913)	16,442
Prepayments and other receivables	483	(65)
Accounts and bills payable	12,171	4,255
Accrued expenses and other payables	1,226	8

Net cash provided by/(used in) operating activities	$(8,631)	$15,427

Cash flow from investing activities
Purchases property, plant and equipment	(32,665)	(24,768)
Purchases of intangible assets	(21)	—
Purchase of trading securities	(3,702)	—
Proceeds from disposal of trading securities	3,981	—

Net cash used in investing activities	$(32,405)	$(24,768)

Cash flow from financing activities
Proceeds from borrowings	60,379	71,346
Repayment of borrowings	(47,334)	(62,947)
Increase in pledged deposits	435	(14,953)
Amounts received from related parties	272	615
Repayment to Changzhou Lihai Investment Consulting Co., Ltd.	—	(1,812)
Proceeds from issuance of capital stock, net	—	15,529
Contribution from shareholders acquiring shares of BAK International Limited	—	11,500
Distribution to shareholders in connection with acquisition of shares of China BAK Battery, Inc.	—	(11,500)

Net cash provided by financing activities	$13,752	$7,778

Effect of exchange rate changes on cash	562	(1)
Net decrease in cash and equivalents	(26,724)	(1,564)
Cash and cash equivalents at the beginning of period	33,056	3,212
Cash and cash equivalents at the end of period	6,332	1,648

China BAK Battery Inc.	Page 7 of 7